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                                                                      EXHIBIT 99

                THE BANK OF THE SOUTHWEST, NATIONAL ASSOCIATION

                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

     The undersigned hereby appoints_____________________,____________________, and ___________________, or any of them, as proxies to vote all shares of Common Stock the undersigned is entitled to vote at the Special Meeting of Shareholders of The Bank of the Southwest, National Association ("Southwest") to be held at the Strater Hotel, 699 Main Avenue, Durango, Colorado on August 28, 1997, or at any adjournment or postponement thereof, as follows, hereby revoking any proxy previously given:

     1. To approve the Agreement and Plan of Reorganization dated March 18, 1997 (the "Reorganization Agreement") between Southwest and Norwest Corporation ("Norwest") pursuant to which a wholly-owned subsidiary of Norwest will consolidate with Southwest and Southwest will become a wholly-owned subsidiary of Norwest (the "Consolidation"), all upon the terms and subject to the conditions set forth in the Reorganization Agreement, a copy of which is included as Appendix A in the accompanying Proxy Statement-Prospectus; and to authorize such further action by the board of directors and officers as may be necessary or appropriate to carry out the intent and purposes of the Consolidation .

          FOR  [_]        AGAINST  [_]        ABSTAIN  [_]

     2. To approve the payment of deferred compensation of $1,176,000 to Marion O Francis, Jr., president of Southwest, in connection with the change in ownership of Southwest that will occur as a result of the Consolidation. The deferred compensation is payable in shares of Norwest Common Stock. Shareholder approval of this payment will allow Norwest to deduct the entire payment as an expense for federal income tax purposes and will enable Mr. Francis not to have to pay a 20% nondeductible excise tax on any portion of the payment.

          FOR  [_]        AGAINST  [_]        ABSTAIN  [_]

     3. In the discretion of the persons appointed proxies hereby on such other matters as may properly come before the Special Meeting.

     Shares represented by this proxy will be voted as directed by the stockholder. The Board of Directors recommends a vote "FOR" proposal 1 and "FOR" proposal 2. If no direction is supplied, the proxy will be voted "FOR" proposal 1 and "FOR" proposal 2

                     Dated: ____________________________, 199_.


                     ______________________________________________
                     (Please sign exactly as name appears at left.)


                     ______________________________________________
                     (If stock is owned by more than one person, all owners should sign. Persons signing as executors, administrators, trustees, or in similar capacities should so indicate.)

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               OF THE BANK OF THE SOUTHWEST, NATIONAL ASSOCIATION